Exhibit 99.3

[Tower Bancorp, Inc. Stationery]

June 22, 2011

Dear Employees:

In connection with the announcement of the proposed merger of Tower Bancorp, Inc. with Susquehanna Bancshares, Inc., we write to inform you that the Company has suspended its Employee Stock Purchase Plan (the “Plan”), effective July 1, 2011. Additionally, employees are not permitted to increase their rate of payroll deductions effective immediately. Payroll deductions may continue to be made at current rates through June 30, 2011, and will be invested in accordance with the terms of the Plan.

We are excited about our proposed merger with Susquehanna Bancshares, Inc. and appreciate your efforts and continued support. Should you have any questions, please contact Paul Barber at (717) 724-4628.

Sincerely, /s/ Andrew S. Samuel Chief Executive Officer

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of Tower Bancorp, Inc. (“Tower”) and Susquehanna Bancshares, Inc. (“Susquehanna”) (the “Merger”), Susquehanna will file a registration statement on Form S-4 with the SEC. The registration statement will include the joint proxy statement for Susquehanna and Tower, which will also constitute a prospectus of Susquehanna. This joint proxy statement/prospectus will be mailed to the shareholders of Susquehanna and Tower. Investors and security holders of Susquehanna and Tower are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Tower, Susquehanna and the Merger.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Susquehanna or Tower with the SEC, may be obtained free of charge at the SEC’s Web site at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Tower by contacting Brent Smith, Tower Bancorp, Inc., 112 Market Street, Harrisburg, PA 17101, telephone: 717-724-4666 or from Tower’s web site at http://www.towerbancorp.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Susquehanna by contacting Abram G. Koser, Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, telephone: 717-626-4721 or from Susquehanna’s web site at http://www.susquehanna.net.

Susquehanna, Tower and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from shareholders of Susquehanna and Tower in favor of the Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Susquehanna and Tower in connection with the proposed Merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about the executive officers and directors of Susquehanna in its Annual Report on Form 10-K for the year ended December 31, 2010 and in its joint proxy statement/prospectus filed with the SEC on March 18, 2011. You can find information about Tower’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2010 and in its definitive proxy statement filed with the SEC on April 8, 2011.

Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.